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                                                                  EXHIBIT 4.1(b)



                            CERTIFICATE OF AMENDMENT

                                     to the

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       of

                            MANUGISTICS GROUP, INC.


        Manugistics Group, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

        DOES HEREBY CERTIFY:

        FIRST:    That the Amended and Restated Certificate of Incorporation of
the Corporation is amended by amending the first sentence of Article Fourth thereof to read as follows:

             "FOURTH. The total number of shares of all classes of stock which the Corporation is authorized to issue is One Hundred Four
             Million Six Hundred Twenty Thousand Two
             Hundred Fifty-Three (104,620,253) shares, consisting of: (i) Four Million Six Hundred
             Twenty Thousand Two Hundred Fifty-Three
             (4,620,253) shares of Preferred Stock, par value $0.01 per share (the "Preferred
             Stock") and (ii) One Hundred Million
             (100,000,000) shares of Common Stock, par value $.002 per share (the "Common Stock")."

        SECOND:   That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Helen A. Nastasia, its Secretary, this 29th day of July, 1997.

                                        MANUGISTICS GROUP, INC.

                                        By: /s/ HELEN A. NASTASIA
                                           -----------------------
                                              Helen A. Nastasia
                                                 Secretary